Exhibit 10.1
INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of ______________, 2011, by and among Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), Colonial Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership” and together with the Company, the “Indemnitors”) and __________________     See Schedule A for a list of officers and trustees who have entered into this Indemnification Agreement with the Company. (the “Indemnitee”).

WHEREAS, the Indemnitee is an officer and/or a member of the Board of Trustees of the Company and in such capacity is performing a valuable service for the Company and the Operating Partnership and their subsidiaries;

WHEREAS, Alabama law permits the Company to enter into contracts with its officers or members of its Board of Trustees with respect to indemnification of, and advancement of expenses to, such persons;

WHEREAS, the Declaration of Trust of the Company (the “Declaration of Trust”) provides that the Company shall indemnify and advance expenses to its trustees and officers to the full extent required or permitted by Alabama law in effect from time to time;
WHEREAS, the Bylaws of the Company, as amended (the “Bylaws”), provide that each trustee and officer of the Company shall be indemnified by the Company to the maximum extent permitted by Alabama law in effect from time to time and shall be entitled to advancement of expenses consistent with Alabama law;
WHEREAS, the Company is the general partner of, and conducts substantially all of its business through, the Operating Partnership;
WHEREAS, the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”) provides for indemnification and advancement of expenses to the Company and its trustees and officers consistent with the applicable provisions of Delaware law, subject to the same limitations on indemnification and advancement of expenses that apply under Alabama law to indemnification and advancement of expenses by the Company of its trustees and officers; and
WHEREAS, to induce the Indemnitee to provide services to the Company as an officer and/or a member of the Board of Trustees, and to provide the Indemnitee with specific contractual assurance that indemnification will be available to the Indemnitee regardless of, among other things, any amendment to or revocation of the Declaration of Trust, the Bylaws or the Partnership Agreement, or any acquisition transaction relating to the Company, the Indemnitors desire to provide the Indemnitee with protection against personal liability as set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Indemnitors and the Indemnitee hereby agree as follows:

1.    DEFINITIONS

For purposes of this Agreement:

(A)    “Corporate Status” describes the status of a person who is or was a trustee or officer of the Company or is or was serving at the request of the Company as a trustee, officer, partner (limited or general), member or director of any other foreign or domestic corporation, partnership, joint venture, limited liability company, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan. The Company shall be deemed to have requested the Indemnitee to serve an employee benefit plan where the performance of the Indemnitee's duties to the Company also imposes or imposed duties on, or otherwise involves or involved services by, the Indemnitee to the plan or participants or beneficiaries of the plan.

(B)    “Corporate Transaction” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) becomes after the date hereof the “beneficial owner” (as defined in Rule l3d-3 under the Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Trustees in office immediately prior to such acquisition; (B) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Trustees in office immediately prior to such transaction or event constitute less than a majority of the Board of Trustees thereafter or (C) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Trustees (including for this purpose any new trustee whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the trustees then still in office who were trustees at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Trustees.

(C)    “Expenses” shall include all attorneys' and paralegals' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(D)    “Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation (including any formal or informal internal investigation to which the Indemnitee is made a party by reason of the Corporate Status of the Indemnitee), administrative hearing, or any other proceeding, including appeals therefrom, whether civil, criminal, administrative, or investigative, except one initiated by the Indemnitee pursuant to paragraph 8 of this Agreement to enforce such Indemnitee's rights under this Agreement.

(E)    “Special Legal Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither presently is, or in the past two years has been, retained to represent (i) the Indemnitors or the
Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

2.    INDEMNIFICATION

The Indemnitee shall be entitled to the rights of indemnification provided in this paragraph 2 and under applicable law, the Declaration of Trust, the Partnership Agreement or the Bylaws, any other agreement, a vote of shareholders or resolution of the Board of Trustees or otherwise if, by reason of such Indemnitee's Corporate Status, such Indemnitee is, or is threatened to be made, a party to any threatened, pending, or completed Proceeding, including a Proceeding by or in the right of the Company or the Operating Partnership. Unless prohibited by paragraph 13 hereof and subject to the other provisions of this Agreement, the Indemnitee shall be indemnified hereunder, to the maximum extent permitted by Alabama law in effect from time to time, against judgments, penalties, fines and settlements and reasonable Expenses actually incurred by or on behalf of such Indemnitee in connection with such Proceeding or any claim, issue or matter therein; provided, however, that indemnification shall not be available under this Agreement if it established that (i) in connection with a proceeding by or in the right of the Company, the Indemnitee was adjudged liable to the Company, or (ii) in connection with any other proceeding charging improper personal benefit to the Indemnitee, whether or not involving action in such Indemnitee's official capacity, the Indemnitee was adjudged liable on the basis that personal benefit was improperly received by the Indemnitee. For purposes of this paragraph 2, excise taxes assessed on the Indemnitee with respect to an employee benefit plan pursuant to applicable law shall be deemed fines.

3.    INDEMNIFICATION FOR EXPENSES IN CERTAIN CIRCUMSTANCES

(A)    Without limiting the effect of any other provision of this Agreement (including the Indemnitee's rights to indemnification under paragraph 2 and advancement of expenses under paragraph 4), without regard to whether the Indemnitee is entitled to indemnification under paragraph 2 and without regard to the provisions of paragraph 6 hereof, to the extent that the Indemnitee is successful, on the merits or otherwise, in any Proceeding to which the Indemnitee is a party by reason of such Indemnitee's Corporate Status, such Indemnitee shall be indemnified against all reasonable Expenses actually incurred by or on behalf of such Indemnitee in connection therewith.

(B)    If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues, or matters in such Proceeding, the Indemnitors shall indemnify the Indemnitee against all reasonable Expenses actually incurred by or on behalf of such Indemnitee in connection with each successfully resolved claim, issue or matter.

(C)    For purposes of this paragraph 3 and without limitation, the termination of any claim, issue or matter in such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

4.    ADVANCEMENT OF EXPENSES

Notwithstanding anything in this Agreement to the contrary, but subject to paragraph 13 hereof, if the Indemnitee is or was or becomes a party to or is otherwise involved in any Proceeding (including as a witness), or is or was threatened to be made a party to or a participant (including as a witness) in any such Proceeding, by reason of the Indemnitee's Corporate Status, or by reason of (or arising in part out of) any actual or alleged event or occurrence related to the Indemnitee's Corporate Status, or by reason of any actual or alleged act or omission on the part of the Indemnitee taken or omitted in or relating to the Indemnitee's Corporate Status, then the Indemnitors shall advance all reasonable Expenses incurred by the Indemnitee in connection with any such Proceeding within twenty (20) days after the receipt by the Indemnitors of a statement from the Indemnitee requesting such advance from time to time, whether prior to or after final disposition of such Proceeding; provided that, (i) such statement shall reasonably evidence the Expenses incurred or to be incurred by the Indemnitee and shall include or be preceded or accompanied by (A) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification by the Indemnitors as authorized by this Agreement and applicable law has been met and (B) a written undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the standard of conduct has not been met, and (ii) a determination shall have been made, in accordance with Section 8.55 of Chapter 2, Title 10A, of the Code of Alabama, as amended, that the facts then known to those making the determination would not preclude indemnification under the provisions hereof (with such determination being made in the manner specified in paragraph 6(B) below). The undertaking required by clause (i)(B) of the immediately preceding sentence shall be an unlimited general obligation of the Indemnitee but need not be secured and may be accepted without reference to financial ability to make the repayment.

5.    WITNESS EXPENSES

Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of such Indemnitee's Corporate Status, a witness for any reason in any Proceeding to which such Indemnitee is not a named defendant or respondent, such Indemnitee shall be indemnified by the Indemnitors against all Expenses actually incurred by or on behalf of such Indemnitee in connection therewith.

6.    DETERMINATION OF ENTITLEMENT TO AND AUTHORIZATION OF INDEMNIFICATION

(A)    To obtain indemnification under this Agreement, the Indemnitee shall submit to the Indemnitors a written request, including therewith such documentation and information reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification.

(B)    Indemnification under this Agreement may not be made unless authorized for a specific Proceeding after a determination has been made in accordance with this paragraph 6(B) that indemnification of the Indemnitee is permissible in the circumstances because the Indemnitee has met the following standard of conduct: (a) the Indemnitee conducted himself in good faith; (b) the Indemnitee reasonably believed (x) in the case of conduct in his official capacity with the Company, that the conduct was in the Company's best interests and (y) in all other cases, that the conduct was at least not opposed to its best interests; and (c) in the case of any criminal proceeding, the Indemnitee had no reasonable cause to believe his conduct was unlawful. Upon receipt by the Indemnitors of the Indemnitee's written request for indemnification pursuant to subparagraph 6(A), a determination as to whether the applicable standard of conduct has been met shall be made within the period specified in paragraph 6(E): (i) if a Corporate Transaction shall have occurred, by Special Legal Counsel in a written opinion to the Board of Trustees, a copy of which shall be delivered to the Indemnitee, with Special Legal Counsel selected by the Board of Trustees by a majority vote of a quorum consisting of trustees not, at the time, parties to the Proceeding, or, if such quorum cannot be obtained, then by a majority vote of a committee of the Board of Trustees consisting solely of two or more trustees not, at the time, parties to such Proceeding and who were duly designated to act in the matter by a majority vote of the full Board of Trustees in which the designated trustees who are parties may participate, or, if the requisite quorum of the full Board of Trustees cannot be obtained therefor and the committee cannot be established, then by a majority vote of the full Board of Trustees in which trustees who are parties to the Proceeding may participate; or (ii) if a Corporate Transaction shall not have occurred, (A) by the Board of Trustees by a majority vote of a quorum consisting of trustees not, at the time, parties to the Proceeding, or, if such quorum cannot be obtained, then by a majority vote of a committee of the Board of Trustees consisting solely of two or more trustees not, at the time, parties to such Proceeding and who were duly designated to act in the matter by a majority vote of the full Board of Trustees in which the designated trustees who are parties may participate, (B) if the requisite quorum of the full Board of Trustees cannot be obtained therefor and the committee cannot be established (or, even if such quorum is obtainable or such committee can be established, if such quorum or committee so directs), by Special Legal Counsel in a written opinion to the Board of Trustees, a copy of which shall be delivered to Indemnitee, with Special Legal Counsel selected by the Board of Trustees or a committee of the Board of Trustees by vote as set forth in clause (ii)(A) of this paragraph 6(B) (or, if the requisite quorum of the full Board of Trustees cannot be obtained therefor and the committee cannot be established, by a majority of the full Board of Trustees in which trustees who are parties to the Proceeding may participate), or (C) if so directed by a majority of the members of the Board of Trustees, by the shareholders of the Company. If the Indemnitors select Special Legal Counsel to make the determination under clause (i) or clause (ii)(A) of this paragraph 6(B), the Indemnitors shall give prompt written notice to the Indemnitee advising him or her of the identity of the Special Legal Counsel so selected. If it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within ten (10) days after such determination. Authorization of indemnification and determination as to reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by Special Legal Counsel under clause (ii)(B) above, authorization of indemnification and determination as to reasonableness of Expenses shall be made in the manner specified under clause (ii)(B) above for the selection of such Special Legal Counsel.

(C)    The Indemnitee shall cooperate with the person or entity making such determination with respect to the Indemnitee's entitlement to indemnification, including providing upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any reasonable costs or expenses (including reasonable attorneys' fees and disbursements) incurred by the Indemnitee in so cooperating shall be borne by the Indemnitors (irrespective of the determination as to the Indemnitee's entitlement to indemnification) and the Indemnitors hereby indemnify and agree to hold the Indemnitee harmless therefrom.

(D)    In the event the determination of entitlement to indemnification is to be made by Special Legal Counsel pursuant to paragraph 6(B) hereof, the Indemnitee may, within seven (7) days after such written notice of selection shall have been given, deliver to the Indemnitors a written objection to such selection. Such objection may be asserted only on the grounds that the Special Legal Counsel so selected does not meet the requirements of “Special Legal Counsel” as defined in paragraph 1 of this Agreement. If such written objection is made, the Special Legal Counsel so selected may not serve as Special Legal Counsel until a court has determined that such objection is without merit. If, within twenty (20) days after submission by the Indemnitee of a written request for indemnification pursuant to paragraph 6(A) hereof, no Special Legal Counsel shall have been selected or, if selected, shall have been objected to, either the Indemnitors or the Indemnitee may petition a court for resolution of any objection which shall have been made by the Indemnitee to the selection of Special Legal Counsel and/or for the appointment as Special Legal Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Special Legal Counsel under paragraph 6(B) hereof. The Indemnitors shall pay all reasonable fees and expenses of Special Legal Counsel incurred in connection with acting pursuant to paragraph 6(B) hereof, and all reasonable fees and expenses incident to the selection of such Special Legal Counsel pursuant to this paragraph 6(D). In the event that a determination of entitlement to indemnification is to be made by Special Legal Counsel and such determination shall not have been made and delivered in a written opinion within ninety (90) days after the receipt by the Indemnitors of the Indemnitee's request in accordance with paragraph 6(A), upon the due commencement of any judicial proceeding in accordance with paragraph 8(A) of this Agreement, Special Legal Counsel shall be discharged and relieved of any further responsibility in such capacity.
(E)    If the person or entity making the determination whether the Indemnitee is entitled to indemnification shall not have made a determination within forty-five (45) days after receipt by the Indemnitors of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be entitled to such indemnification, absent: (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law. Such 45-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person or entity making said determination in good faith requires additional time for the obtaining or evaluating of documentation and/or information relating thereto. The foregoing provisions of this paragraph 6(E) shall not apply: (i) if the determination of entitlement to indemnification is to be made by the shareholders and if within fifteen (15) days after receipt by the Indemnitors of the request for such determination the Board of Trustees resolves to submit such determination to the shareholders for consideration at an annual or special meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made at such meeting, or (ii) if the determination of entitlement to indemnification is to be made by Special Legal Counsel pursuant to paragraph 6(B) of this Agreement.

7.	PRESUMPTIONS

(A)    In making a determination with respect to entitlement or authorization of indemnification hereunder, the person or entity making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement and the Indemnitors shall have the burden of proof to overcome such presumption.

(B)    The termination of any Proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

8.    REMEDIES

(A)    In the event that: (i) a determination is made in accordance with the provisions of paragraph 6 that the Indemnitee is not entitled to indemnification under this Agreement, or (ii) advancement of reasonable Expenses is not timely made pursuant to this Agreement, or (iii) payment of indemnification due the Indemnitee under this Agreement is not timely made, the Indemnitee shall be entitled to an adjudication in an appropriate court of competent jurisdiction of such Indemnitee's entitlement to such indemnification or advancement of Expenses.

(B)    In the event that a determination shall have been made pursuant to paragraph 6 of this Agreement that the Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this paragraph 8 shall be conducted in all respects as a de novo trial on the merits. The fact that a determination had been made earlier pursuant to paragraph 6 of this Agreement that the Indemnitee was not entitled to indemnification shall not be taken into account in any judicial proceeding commenced pursuant to this paragraph 8 and the Indemnitee shall not be prejudiced in any way by reason of that adverse determination. In any judicial proceeding commenced pursuant to this paragraph 8, the Indemnitors shall have the burden of proving that the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(C)    If a determination shall have been made or deemed to have been made pursuant to this Agreement that the Indemnitee is entitled to indemnification, the Indemnitors shall be bound by such determination in any judicial proceeding commenced pursuant to this paragraph 8, absent: (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(D)    The Indemnitors shall be precluded from asserting in any judicial proceeding commenced pursuant to this paragraph 8 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Indemnitors are bound by all the provisions of this Agreement.

(E)    In the event that the Indemnitee, pursuant to this paragraph 8, seeks a judicial adjudication of such Indemnitee's rights under, or to recover damages for breach of, this Agreement, if successful on the merits or otherwise as to all or less than all claims, issues or matters in such judicial adjudication, the Indemnitee shall be entitled to recover from the Indemnitors, and shall be indemnified by the Indemnitors against, any and all reasonable Expenses actually incurred by such Indemnitee in connection with each successfully resolved claim, issue or matter.

9.    NOTIFICATION AND DEFENSE OF CLAIMS

The Indemnitee agrees promptly to notify the Indemnitors in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder, but the failure so to notify the Indemnitors will not relieve the Indemnitors from any liability that the Indemnitors may have to Indemnitee under this Agreement unless the Indemnitors are materially prejudiced thereby. With respect to any such Proceeding as to which Indemnitee notifies the Indemnitors of the commencement thereof:

(A)    The Indemnitors will be entitled to participate therein at their own expense.

(B)    Except as otherwise provided below, the Indemnitors will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Indemnitors to Indemnitee of the Indemnitors' election to assume the defense thereof, the Indemnitors will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ Indemnitee's own counsel in such Proceeding, but the fees and disbursements of such counsel incurred after notice from the Indemnitors of the Indemnitors' assumption of the defense thereof shall be at the expense of Indemnitee unless (a) the employment of counsel by the Indemnitee has been authorized by the Indemnitors, (b) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Indemnitors and the Indemnitee in the conduct of the defense of such action, (c) such Proceeding seeks penalties or other relief against the Indemnitee with respect to which the Indemnitors could not provide monetary indemnification to the Indemnitee (such as injunctive relief or incarceration) or (d) the Indemnitors shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and disbursements of counsel shall be at the expense of the Indemnitors. The Indemnitors shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Indemnitors, or as to which the Indemnitee shall have reached the conclusion specified in clause (b) above, or which involves penalties or other relief against the Indemnitee of the type referred to in clause (c) above.

(C)    The Indemnitors shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Indemnitors' written consent. The Indemnitors shall not settle any action or claim in any manner that would impose any penalty or limitation on the Indemnitee without the Indemnitee's written consent. Neither the Indemnitors nor Indemnitee will unreasonably withhold or delay consent to any proposed settlement.

10.    NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE SUBROGATION

(A)    The rights of indemnification and to receive advancement of reasonable Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Declaration of Trust, the Bylaws, the Operating Partnership's Partnership Agreement, any other agreement, a vote of shareholders, a resolution of the Board of Trustees or otherwise, except that any payments otherwise required to be made by the Indemnitors hereunder shall be offset by any and all amounts received by the Indemnitee from any other indemnitor or under one or more liability insurance policies maintained by an indemnitor or otherwise and shall not be duplicative of any other payments received by an Indemnitee from the Indemnitors in respect of the matter giving rise to the indemnity hereunder. No amendment, alteration or repeal of this Agreement or any provision hereof by the Company or the Operating Partnership shall be effective as to the Indemnitee with respect to any action taken or omitted by the Indemnitee prior to such amendment, alteration or repeal.

(B)    To the extent that the Company maintains an insurance policy or policies providing liability insurance for trustees and officers of the Company, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available and, upon any Corporate Transaction, the Company shall use commercially reasonable efforts to obtain or arrange for continuation and/or “tail” coverage for the Indemnitee with respect thereto.

(C)    In the event of any payment under this Agreement, the Indemnitors shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all actions necessary to secure such rights, including execution of such documents as are necessary to enable the Indemnitors to bring suit to enforce such rights.

(D)    The Indemnitors shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement, or otherwise.

11.    CONTINUATION OF INDEMNITY

(A)    All agreements and obligations of the Indemnitors contained herein shall continue during the period the Indemnitee is an officer or a member of the Board of Trustees of the Company and shall continue thereafter so long as the Indemnitee shall be subject to any threatened, pending or completed Proceeding by reason of such Indemnitee's Corporate Status and during the period of statute of limitations for any act or omission occurring during the Indemnitee's term of Corporate Status. This Agreement shall be binding upon the Indemnitors and its respective successors and assigns and shall inure to the benefit of the Indemnitee and such Indemnitee's heirs, executors and administrators.

(B)    The Company and the Operating Partnership shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company or the Operating Partnership, by written agreement in form and substance reasonably satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company and the Operating Partnership would be required to perform if no such succession had taken place.

12.    SEVERABILITY; PRIOR INDEMNIFICATION AGREEMENTS

(A)    If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal or unenforceable.

(B)    This Agreement shall supersede and replace any prior indemnification agreements entered into by and between the Company and/or the Operating Partnership and the Indemnitee and any such prior agreements shall be deemed automatically terminated upon execution and delivery of this Agreement by the Company, the Operating Partnership and the Indemnitee; provided, however, that nothing in this Agreement shall replace the contract rights conferred upon Indemnitee in the Company's Declaration of Trust, the Partnership Agreement, or the Bylaws to the extent such rights differ from the rights provided in this Agreement.

13.    EXCEPTIONS TO RIGHT OF INDEMNIFICATION OR ADVANCEMENT OF EXPENSES

Notwithstanding any other provisions of this Agreement, the Indemnitee shall not be entitled to indemnification or advancement of reasonable Expenses under this Agreement with respect to (i) any Proceeding initiated by such Indemnitee against the Indemnitors other than a proceeding commenced pursuant to paragraph 8 hereof, or (ii) any Proceeding for an accounting of profits arising from the purchase and sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, rules and regulations promulgated thereunder, or any similar provisions of any federal, state or local statute. In addition, notwithstanding any other provision of this Agreement, the Indemnitee shall not be entitled to indemnification or advancement of reasonable Expenses under this Agreement if it is established that (1) in connection with a Proceeding by or in the right of the Company, the Indemnitee was adjudged liable to the Company or (2) in connection with any other Proceeding charging improper personal benefit to the Indemnitee, whether or not involving action in the Indemnitee's official capacity, the Indemnitee was adjudged liable on the basis that personal benefit was improperly received by the Indemnitee.
14.    NOTICE TO THE COMPANY SHAREHOLDERS

Any indemnification of, or advancement of reasonable Expenses, to an Indemnitee in accordance with this Agreement, if arising out of a Proceeding by or in the right of the Company, shall be reported in writing to the shareholders of the Company with the notice of the next Company shareholders' meeting or prior to the meeting.
15.    PAYMENT BY THE OPERATING PARTNERSHIP OF AMOUNTS REQUIRED TO BE PAID OR ADVANCED
BY THE COMPANY

The obligations of the Company and the Operating Partnership under this Agreement shall be joint and several. The Operating Partnership shall promptly pay upon demand by the Company or the Indemnitee all amounts the Company is required to pay or advance hereunder.

16.    HEADINGS

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

17.    MODIFICATION AND WAIVER

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

18.    NOTICES

All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and received by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, if so delivered or mailed, as the case may be, to the following addresses:

If to the Indemnitee, to the address set forth in the records of the Company.

If to the Indemnitors, to:

Colonial Properties Trust
Colonial Realty Limited Partnership
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35202
Fax No.: 205-986-6915

or to such other address as may have been furnished to the Indemnitee by the Indemnitors or to the Indemnitors by the Indemnitee, as the case may be.

19.    CONTRIBUTION

To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, penalties, fines and settlements and reasonable expenses actually incurred by or on behalf of an Indemnitee, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its trustees, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
20.    GOVERNING LAW

The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Alabama, without application of the conflict of laws principles thereof.

21.    NO ASSIGNMENTS

The Indemnitee may not assign its rights or delegate obligations under this Agreement without the prior written consent of the Indemnitors. Any assignment or delegation in violation of this paragraph 21 shall be null and void.

22.    NO THIRD PARTY RIGHTS

Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

23.    COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute an agreement binding on all of the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COLONIAL PROPERTIES TRUST

By: ____________________________________
Name:
Title:

COLONIAL REALTY LIMITED PARTNERSHIP

By:     COLONIAL PROPERTIES TRUST,
its general partner

By: ____________________________________
Name:
Title:

INDEMNITEE:

By: ____________________________________
Name:

Schedule A

Name	Date of Agreement
Thomas H. Lowder	June 16, 2011
James K. Lowder	June 14, 2011
Carl F. Bailey	June 14, 2011
M. Miller Gorrie	June 14, 2011
Herbert A. Meisler	June 14, 2011
Claude B. Nielson	June 14, 2011
Harold W. Ripps	June 14, 2011
John W. Spiegel	June 14, 2011
C. Reynolds Thompson, III	June 16, 2011
Paul F. Earle	June 10, 2011
John P. Rigrish	June 8, 2011
Jerry A. Brewer	June 10, 2011
Bradley P. Sandidge	June 10, 2011